Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TD Holdings, Inc.

Room 104, No. 33 Section D,

No. 6, Middle Xierqi Road,

Haidian District, Beijing, China

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 5, 2019, relating to the consolidated financial statements of TD Holdings, Inc. (the “Company”, formerly known as China Bat Group, Inc.) as of December 31, 2018, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

July 8, 2020